Exhibit 99

FOR RELEASE: IMMEDIATE

                    U.S. CELLULAR ANNOUNCES PROPOSAL FROM TDS
                      ON TRANSFER OF CELLULAR MINORITY POPS

January 10, 1996, Chicago,  Illinois - United States Cellular Corporation [AMEX:
USM] announced today that it has received a proposal from Telephone and Data Systems, Inc. [AMEX: TDS], the holder of more than 80% of USM's common stock, for the transfer to USM of TDS's minority ownership interests in certain cellular markets. The minority interests subject to the proposal represent approximately 675,000 population equivalents ("pops"). The proposed purchase price is approximately $116.7 million. The form of consideration to be paid by USM is subject to negotiation and would likely consist of cash or USM common stock or a combination thereof.

The TDS proposal is subject to negotiation and has been referred to a previously established independent committee of the USM board of directors. The independent committee has retained Lazard Freres & Co. as its financial advisor. The proposed transaction will be subject to approval by the independent committee of the USM board of directors, to definitive documentation, and to compliance with regulatory requirements.

Based in Chicago, USM manages and invests in cellular systems throughout the United States. As of September 30, 1995, USM managed operational systems serving 149 markets.


Contact:      Kenneth R. Meyers
              Vice President - Finance
              (312) 399-8923


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